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                                   FORM 18-K/A

           For Foreign Governments and Political Subdivisions Thereof

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   ----------
                                 AMENDMENT NO. 1
                                       TO
                                  ANNUAL REPORT
                                       OF
                               THE STATE OF ISRAEL
                              (Name of Registrant)

                                   ----------

               Date of end of last fiscal year: December 31, 2004

                             SECURITIES REGISTERED*

                      (As of the close of the fiscal year)


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      TITLE OF ISSUE              AMOUNTS AS TO                NAMES OF
                                WHICH REGISTRATION           EXCHANGES ON
                                   IS EFFECTIVE            WHICH REGISTERED
--------------------------------------------------------------------------------
            N/A                        N/A                        N/A
================================================================================

           Names and address of persons authorized to receive notices and communications from the Securities and Exchange Commission

                                  HARRY LANGMAN
                         CONSUL AND CHIEF FISCAL OFFICER
                           FOR THE WESTERN HEMISPHERE
                               MINISTRY OF FINANCE
                             OF THE STATE OF ISRAEL
                                800 SECOND AVENUE
                                   17TH FLOOR
                            NEW YORK, NEW YORK 10017

* The Registrant is filing this annual report on a voluntary basis.

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
                               THE STATE OF ISRAEL

     The sole purpose of this Amendment No. 1 to the Annual Report on Form 18-K (this "Amendment") is to update certain information which was filed as part of Exhibit D to the Annual Report on Form 18-K, filed on June 30, 2005.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this annual report to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on the 28 day of July, 2005.


                              STATE OF ISRAEL


                              By:    /s/Harry Langman
                                  -----------------------------
                                  Harry Langman
                                  Consul and Chief Fiscal Officer for the
                                  Western Hemisphere
                                  Ministry of Finance


                              By:   /s/Yaron Neudorfer
                                  -----------------------------
                                  Yaron Neudorfer
                                  Deputy Chief Fiscal Officer for the
                                  Western Hemisphere
                                  Ministry of Finance

                                  EXHIBIT INDEX

EXHIBIT
NUMBER                                                               PAGE NUMBER
-------                                                              -----------
  A:    None

  B:    None

  C:    Copy of the State Budget Proposal for Fiscal Year 2005 (in
        Hebrew).*

  D:    Current Description of the State of Israel                   D-1

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* Previously filed by paper filing under cover of Form SE.